Exhibit 99.1

April 15, 2008	Head Trader Alert #2008-044

Please Route To: Head Traders; Technical Contacts; Compliance Officers

What you need to know:

•	Effective May 1, 2008, NASDAQ plans to introduce new transaction pricing changes, pending filing with the Securities and Exchange Commission (SEC).

Who you should contact: NASDAQ Market Sales at 800.846.0477

What are the pricing changes?

Effective May 1, 2008, pending filing with the Securities and Exchange Commission (SEC), NASDAQ® plans to introduce pricing changes for all U.S. equities. The new unified pricing for Tape A, Tape B and Tape C securities will be as follows:

Rebate to Add Liquidity (based on average daily shares per month)	(Per Share Executed)
Greater than 35 million shares added	$0.0028
Greater than 20 million shares added	$0.0025
All others	$0.0020

The rebate for non-display orders will be $0.0015 for adding greater than 35 million shares and $0.0010 for adding 35 millions shares or less.

NASDAQ plans to discontinue the liquidity provider credit program for select Tape B securities. The rebates above will apply for all securities traded on Tape B. The Data Revenue Share Plan will be at 50% for all Tape B securities.

•	Activity on days when the market closes early does not count toward volume tiers.

•	Shares that do not attempt to execute against the NASDAQ book will not count towards volume tiers.

•	There will be no rebate for any shares that execute below $1.00.

Fees to Remove Liquidity (based on average daily shares of liquidity per month)	Fee (Per Share Executed)
Greater than 55 million shares per day removed	$0.00295

Fees to Remove or Route Liquidity (based on average daily shares of liquidity per month)
Greater than 35 million shares added and greater than 55 million shares removed or routed	$0.0029
All others	$0.0030

•	Routing fees for orders that do not check the NASDAQ book and/or Odd Lots remain unchanged.

•	Orders executed with a share price below $1.00 will be charged 0.1% (i.e., 10 basis points) of the total dollar volume of the transaction.

•	Orders executed outside of the NASDAQ facility with a share price below $1.00 will be charged 0.3% (i.e., 30 basis points) of total dollar volume of the transaction.

•	Activity on days when the market closes early does not count toward volume tiers.

•	Shares that do not attempt to execute against the NASDAQ book will not count towards volume tiers.

•	Billable shares (shares that are charged a fee by the specialist) executed on the Amex are charged a $0.01 surcharge.

Where can I get additional information?

•	Refer to the Trading U.S. Equities page on the NASDAQ Trader® website.

•	Contact NASDAQ Market Sales at 800.846.0477.

The NASDAQ OMX Group, Inc. is the world’s largest exchange company. It delivers trading, exchange technology and public company services across six continents, and with over 3,900 companies, it is number one in worldwide listings among major markets. NASDAQ OMX offers multiple capital raising solutions to companies around the globe, including its U.S. listings market; the OMX Nordic Exchange, including First North; and the 144A PORTAL Market. The company offers trading across multiple asset classes including equities, derivatives, debt, commodities, structured products and ETFs. NASDAQ OMX technology supports the operations of over 60 exchanges, clearing organizations and central securities depositories in more than 50 countries. OMX Nordic Exchange is not a legal entity but describes the common offering from NASDAQ OMX exchanges in Helsinki, Copenhagen, Stockholm, Iceland, Tallinn, Riga, and Vilnius. For more information about NASDAQ OMX, visit www.nasdaqomx.com.

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